Exhibit 99.1

Investors Title Company Announces Record Third Quarter 2018 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--November 2, 2018--Investors Title Company (NASDAQ: ITIC) today announced its results for the third quarter ended September 30, 2018. Net income attributable to the Company was $10.6 million, or $5.61 per diluted share, versus $5.9 million, or $3.13 per diluted share, for the prior year period. The Company set all-time quarterly records for revenues, net premiums written, and net income.

Revenues increased 11.9% to $48.3 million, compared with $43.1 million in the prior year quarter. Net premiums written increased 5.3%, primarily due to higher real estate values, as well as a shift to higher-premium purchase activity, which offset the decline in refinance activity. The addition of new agencies over the past year also contributed to the higher level of net premiums written. In accordance with a new accounting standard adopted in 2018, market gains resulted in recognition of a $2.9 million net unrealized gain on equity investments.

Operating expenses increased 4.3% versus the prior year quarter, mainly as a result of increases in personnel expenses and commissions, partially offset by a decline in the provision for claims. Personnel costs increased as a result of higher staffing levels related to the support of growth, an increase in contract services related to software initiatives, normal inflationary increases in salaries and benefits, and an increase in the accrual for incentive compensation. Commissions were up commensurate with the increase in agency premiums. Claims expense declined primarily due to favorable loss experience in the current reporting period. In addition, the Company’s net income benefitted from recent tax reform legislation.

For the nine months ended September 30, 2018, net income attributable to the Company increased 35.3% to $21.8 million, or $11.47 per diluted share, versus $16.1 million, or $8.48 per diluted share, for the prior year period. Revenues increased 2.4% to $124.0 million, mainly due to an increase in the net unrealized gain on equity investments and higher earnings from partnership investments. Results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter, with the exception of lower commissions due to a decrease in agency premiums.

Chairman J. Allen Fine added, “We are pleased to report that in the third quarter, we set a new record level of quarterly revenues and earnings. Overall economic strength and record-low levels of unemployment continue to drive strong demand in the housing market as well as higher average real estate values. These factors overcame reductions in refinance activity, which remains suppressed as interest rates continue to rise, resulting in an increase in net premiums written for the quarter. The combination of solid revenue growth, stable levels of claims experience, and management of overhead expenses drove a record level of earnings for the quarter.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three and Nine Months Ended September 30, 2018 and 2017 (in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Net premiums written	$39,422	$37,428	$104,123	$104,838
Escrow and other title-related fees	1,812	1,470	5,465	5,427
Non-title services	1,795	1,620	5,083	4,498
Interest and dividends	1,138	1,087	3,381	3,298
Other investment income	829	610	2,279	1,605
Net realized investment gains	188	804	629	990
Net unrealized gain on equity investments	2,920	—	2,626	—
Other	157	116	387	397
Total Revenues	48,261	43,135	123,973	121,053

Operating Expenses:
Commissions to agents	18,490	17,641	48,942	50,570
Provision for claims	997	1,855	155	2,715
Personnel expenses	11,096	10,082	33,234	29,982
Office and technology expenses	2,208	2,062	6,603	5,985
Other expenses	2,910	2,578	8,440	8,087
Total Operating Expenses	35,701	34,218	97,374	97,339

Income before Income Taxes	12,560	8,917	26,599	23,714

Provision for Income Taxes	1,927	2,990	4,873	7,647

Net Income	10,633	5,927	21,726	16,067

Net Loss Attributable to Noncontrolling Interests	1	—	31	11

Net Income Attributable to the Company	$10,634	$5,927	$21,757	$16,078

Basic Earnings per Common Share	$5.64	$3.14	$11.53	$8.52

Weighted Average Shares Outstanding – Basic	1,887	1,887	1,886	1,886

Diluted Earnings per Common Share	$5.61	$3.13	$11.47	$8.48

Weighted Average Shares Outstanding – Diluted	1,897	1,896	1,896	1,896

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of September 30, 2018 and December 31, 2017 (in thousands) (unaudited)

	September 30, 2018	December 31, 2017
Assets

Cash and cash equivalents	$36,862	$20,214

Investments:
Fixed maturities, available-for-sale, at fair value	91,827	103,341
Equity securities, at fair value	51,372	47,367
Short-term investments	27,693	23,780
Other investments	11,997	12,032
Total investments	182,889	186,520

Premiums and fees receivable	12,588	10,031
Accrued interest and dividends	1,242	1,100
Prepaid expenses and other receivables	7,601	7,730
Property, net	10,454	10,173
Goodwill and other intangible assets, net	10,906	11,357
Other assets	1,459	1,403
Current income taxes receivable	2,575	385
Total Assets	$266,576	$248,913

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$32,375	$34,801
Accounts payable and accrued liabilities	27,437	27,565
Deferred income taxes, net	11,223	8,626
Total liabilities	71,035	70,992

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,887 and 1,886 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	195,220	161,891
Accumulated other comprehensive income	319	15,945
Total stockholders’ equity attributable to the Company	195,539	177,836
Noncontrolling interests	2	85
Total stockholders’ equity	195,541	177,921
Total Liabilities and Stockholders’ Equity	$266,576	$248,913

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Nine Months Ended September 30, 2018 and 2017 (in thousands) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	%	2017	%	2018	%	2017	%
Branch	$11,905	30.2	$11,227	30.0	$31,258	30.0	$30,904	29.5

Agency	27,517	69.8	26,201	70.0	72,865	70.0	73,934	70.5

Total	$39,422	100.0	$37,428	100.0	$104,123	100.0	$104,838	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter
919-968-2200